Exhibit 5.1

RICHARDSON & PATEL LLP

1100 Glendon Avenue

Eighth Floor

Los Angeles, California 90024

Telephone (310) 208-1182

Facsimile (310) 208-1154

April 13, 2012

Augme Technologies, Inc.

350 7th Avenue, Second Floor

New York, New York 10001

Re:          5,000,000 Shares of Common Stock Registered on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Augme Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company’s Registration Statement on Form S-8 relating to 5,000,000 shares of the Company’s common stock (the “Shares”) which are reserved for issuance from the Augme Technologies, Inc. 2010 Incentive Stock Option Plan.

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon the foregoing, we are of the opinion that the Shares issuable by the Company pursuant to the Registration Statement, including the Shares that will be issued upon exercise of the options, will be validly issued, fully paid and nonassessable.  We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states of the United States to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

/s/Richardson & Patel LLP

RICHARDSON & PATEL LLP